Exhibit 99

For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: ssintros@UniFirst.com

September 21, 2017
CONTACT: Steven S. Sintros, President & CEO

UniFirst Corporation to Recognize Impairment of Investment in CRM System

Wilmington, MA - UniFirst Corporation (NYSE: UNF) today announced that it expects to recognize an impairment of capitalized costs as part of its ongoing CRM systems project. The Company expects the non-cash charge related to this impairment will be between $50 million and $60 million and recognized in its results for the fourth quarter ended August 26, 2017. The after tax impact of this charge is expected to be between $31 million and $37 million.

As the Company has previously disclosed, it has been working on a CRM systems project to modernize and improve its current capabilities. The Company has worked with a well-regarded third-party contractor to develop the custom-built applications and interfaces.  This project experienced repeated delays due primarily to significant quality issues with the stability and performance of the underlying code.  Based on the Company’s analysis of the project together with input from outside consultants, including the lead third-party contractor, the Company has now determined that it is no longer probable that the current version of the CRM system that was being developed will be completed and placed into service.

President and Chief Executive Officer, Steven Sintros said, “We are committed to continuing to invest in technology in the ongoing effort to bring new capabilities and efficiencies to our customers as well as our employees. For example, we recently successfully deployed a new sales and marketing prospect management platform including mobile technology to our entire sales organization. We are also confident in our current ability to continue providing high levels of service to our customers utilizing our existing proven systems while we continue to migrate to newer technology.”

The Company is finalizing its analysis with respect to the amount of the expected impairment charge, which is also subject to review by our independent auditors.  As a result, the expected amount of the impairment charge is preliminary and subject to change.

About UniFirst:
Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with 250 service locations, over 300,000 customer locations, and 14,000 employee Team Partners, the company outfits nearly 2 million workers each business day. For more information, contact UniFirst at 800.455.7654 or visit UniFirst.com.

Forward Looking Statements:
This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, the performance and success of our new Chief Executive Officer, our ability to efficiently design, construct, and implement a new customer relationship management (“CRM”) computer system, our ability to maintain and grow Arrow’s customer base and enhance its operating margins, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by the continuing adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 27, 2016 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.